Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

CNS Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	3,756,000 (2)	$2.39	$8,976,840.00	0.00014760	$1,324.98
Carry Forward Securities
Carry Forward Securities								—
	Total Offering Amounts							$1,324.98
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,324.98

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The NASDAQ Capital Market on November 17, 2023.

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder for the selling shareholders include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.